Calculation of Filing Fee Tables
S-8
DAKTRONICS INC /SD/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00001 Par Value	Other	3,562,465	$ 17.08	$ 60,846,902.20	0.0001531	$ 9,315.66
Total Offering Amounts:						$ 60,846,902.20		$ 9,315.66
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,315.66
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. (2) As described in the Explanatory Note to the Registration Statement, represents 2,300,000 New Shares and 1,262,465 Carryover Shares available for issuance under the Plan. (3) Estimated in accordance with the provisions of Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, the offering price is equal to the average of the high and low sale prices of Common Stock as of September 2, 2025 as reported on The Nasdaq Global Select Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A